                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                           Saga Communications, Inc.
                (Name of Registrant as Specified In Its Charter)

                           Saga Communications, Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                           SAGA COMMUNICATIONS, INC.
                              73 KERCHEVAL AVENUE
                      GROSSE POINTE FARMS, MICHIGAN 48236

                            NOTICE OF ANNUAL MEETING
                                  MAY 14, 2001

To the Stockholders of
Saga Communications, Inc.

     Notice is hereby given that the Annual Meeting of the Stockholders of Saga Communications, Inc. (the "Corporation"), will be held at the Georgian Inn, 31327 Gratiot, Roseville, Michigan, on Monday, May 14, 2001 at 10:00 A.M., Eastern Daylight Time, for the following purposes:

          (1) To elect directors of the Corporation for the ensuing year, and until their successors are elected and qualified.

          (2) To ratify the selection by the Board of Directors of Ernst & Young LLP as independent auditors to audit the Corporation's books and accounts for the fiscal year ending December 31, 2001.

          (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

                                            By Order of the Board of Directors,

                                            MARCIA LOBAITO
                                            Secretary

April 16, 2001
Mailed at Boston, Massachusetts

     PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED.

                           SAGA COMMUNICATIONS, INC.

                              73 KERCHEVAL AVENUE
                      GROSSE POINTE FARMS, MICHIGAN 48236

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 14, 2001

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders of Saga Communications, Inc. (the "Corporation") to be held on May 14, 2001 and at any adjournment thereof, for the purposes set forth in the accompanying notice of such meeting. All stockholders of record of the Corporation's Common Stock at the close of business on March 31, 2001 will be entitled to vote. The stock transfer books will not be closed.

     The enclosed proxies are solicited on behalf of the Board of Directors. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by filing a later proxy with the Corporation, by attending the meeting and voting in person, or by notifying the Corporation of the revocation in writing to its President at 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Proxies received in time for the voting and not revoked will be voted at the Annual Meeting in accordance with the directions of the stockholder. Any proxy which fails to specify a choice with respect to any matter to be acted upon will be voted for the election of each nominee for director and in favor of each proposal to be acted upon.

     As of March 31, 2001, the Corporation had outstanding and entitled to vote 14,628,419 shares of Class A Common Stock and 1,888,296 shares of Class B Common Stock (the Class A and Class B Common Stock collectively, the "Common Stock"). Each share of Class A Common Stock entitles the holder thereof to one vote on the matters to be voted upon at the Annual Meeting and each share of Class B Common Stock entitles the holder thereof to one vote in the election of directors and ten votes on the other matters to be voted upon at the Annual Meeting. All holders of Common Stock vote together as one class, except that in the election of directors the holders of Class A Common Stock vote as a separate class to elect two directors. Abstentions and broker non-votes will be counted in determining if a quorum is present. With regard to the election of directors, votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals other than the election of directors and will be counted as present for purposes of the item on which the abstention is noted. Abstentions on the ratification of accountants will have the same legal effect as a vote against such matter. Under the rules of the American Stock Exchange, brokers holding shares in street name have the authority to vote on certain matters when they have not received instructions from the beneficial owners. Brokers that do not receive instructions are permitted to vote on the outcome of the election of directors and the ratification of accountants. As a result, broker non-votes will have no effect on the outcome of the election of directors or the ratification of accountants.

     The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business. In the absence of a quorum, the Annual Meeting may be postponed from time to time until stockholders holding the requisite amount are present or represented by proxy.

     The approximate date on which the Proxy Statement and accompanying proxy card will first be mailed to the stockholders of the Corporation is April 16, 2001.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 31, 2001, information concerning the ownership of shares of Common Stock by (i) each person or group who is known by the Corporation to own beneficially more than five percent of the issued and outstanding Common Stock, (ii) each director of the Corporation,
(iii) the Corporation's Chief Executive Officer and the other most highly compensated executive officers whose salary and bonus exceeded $100,000 for the Corporation's last fiscal year, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named has sole investment and voting power with respect to the securities shown.

                                                NUMBER OF SHARES           PERCENT OF CLASS
                                          ----------------------------   ---------------------
                  NAME                     CLASS A            CLASS B      CLASS A     CLASS B
                  ----                     -------            -------      -------     -------
T. Rowe Price Associates, Inc...........  1,349,000(1)              --        9.3%        --
  100 E. Pratt Street
  Baltimore, MD 21202

Ronald Baron............................  6,302,666(2)              --       43.2%        --
  767 Fifth Avenue
  New York, NY 10153

Goldman Sachs Asset Management..........  1,185,841                 --        8.2%        --
  32 Old Slip
  New York, NY 10005

Edward K. Christian.....................        162          2,216,601(4)        *       100%
Jonathan Firestone......................     15,868                 --          *         --
Joseph P. Misiewicz.....................      3,843(5)(6)           --          *         --
Gary Stevens............................      3,310(5)              --          *         --
Donald Alt..............................     25,656(5)(7)           --          *         --
Kristin Allen...........................      2,601(5)              --          *         --
Robert J. Maccini.......................      1,890                 --          *         --
Samuel D. Bush..........................    118,941(8)(9)           --          *         --
Steven J. Goldstein.....................    320,884(8)              --        2.2%        --
Catherine A. Bobinski...................     54,467(8)              --          *         --
Warren S. Lada..........................    169,923(8)              --        1.1%        --
Marcia K. Lobaito.......................     54,084(8)              --          *         --
All directors and executive officers as
  a group...............................    771,629(5)(8)    2,216,601(4)      5.1%      100%

---------------
(1) These securities are owned by various individual and institutional investors, including T. Rowe Price Small Cap Value Fund, Inc. (which owns 1,225,000 shares, representing 8.4% of the shares outstanding), which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities. However, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. According to their joint
    Schedule 13G on file with the Securities and Exchange Commission ("SEC"), Price Associates, Inc. and T. Rowe Price Small Cap Value Fund, Inc. have sole voting power with respect to 46,000 and 1,225,000 shares, respectively, have sole dispositive power with respect to 1,349,000 and 0 shares, respectively, and have no shared voting or dispositive power.

(2) According to their joint Schedule 13D on file with the SEC, Mr. Baron, Baron Capital Group, Inc. ("BCG") and Baron Capital Management, Inc. ("BCM") have sole voting and dispositive power with respect to 725,266 shares, and Mr. Baron, BCG, BAMCO, Inc., BCM and Baron Asset Fund have shared voting and dispositive power with respect to 5,577,400 shares, 5,577,400 shares, 4,191,253 shares, 1,386,147 shares, and 3,671,253 shares, respectively.

(3) According to its Schedule 13G on file with the SEC, Goldman Sachs Asset Management, a separate operating unit of Goldman, Sachs & Co., has sole voting power with respect to 938,211 shares, sole dispositive power as to 1,185,841 shares and no shared voting or dispositive power. Goldman Sachs Asset Management disclaims beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which it or its employees have voting or investment discretion, or both, and (ii) certain investment entities, of which its affiliate is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Asset Management unit.

(4) Includes 328,305 shares of Class B Common Stock reserved for issuance upon exercise of stock options outstanding pursuant to the Corporation's 1992 Stock Option Plan.

(5) Includes the following shares of Class A Common Stock reserved for issuance upon exercise of stock options outstanding pursuant to the Corporation's 1997 Non-Employee Directors Stock Option Plan: Mr. Misiewicz, 3,043 shares; Mr. Stevens, 3,310 shares; Mr. Alt, 3,301 shares; Ms. Allen, 2,601 shares; and all executive officers and directors as a group, 12,255 shares.

(6) Mr. Misiewicz has shared voting power with his son as to 238 of these shares.

(7) Mr. Alt disclaims beneficial ownership of 3,194 of these shares which are held in trusts for the benefit of his children.

(8) Includes the following shares of Class A Common Stock reserved for issuance upon exercise of stock options outstanding pursuant to the Corporation's 1992 Stock Option Plan: Mr. Bush, 116,316 shares; Mr. Goldstein, 187,905 shares; Ms. Bobinski, 53,172 shares; Mr. Lada, 164,459 shares; Ms. Lobaito, 53,172 shares; and all directors and executive officers as a group, 587,279 shares.

(9) Includes 375 shares owned by his children.

* Less than 1%.

                             ELECTION OF DIRECTORS

     The persons named below have been nominated for election at the Annual Meeting as directors of the Corporation. The directors who are elected shall hold office until their respective successors shall have been duly elected and qualified. It is intended that the two persons named in the first part of the following list will be elected by the holders of the Class A Common Stock and that the five persons named in the second part of the list will be elected by the holders of the Class A Common Stock and Class B Common Stock, voting together as a single class, with each share entitling the holder thereof to one vote. In accordance with Delaware General Corporation Law, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting.

     All nominees are members of the present Board. Each of the nominees for director has consented to being named a nominee in this Proxy Statement and has agreed to serve as a director, if elected at the Annual Meeting. It is the intention of the persons named in the proxy to vote for the following nominees.

                                                PRINCIPAL OCCUPATION DURING           DIRECTOR
              NAME AND AGE                          THE PAST FIVE YEARS                SINCE
              ------------                      ---------------------------           --------
DIRECTORS TO BE ELECTED BY HOLDERS OF CLASS A COMMON STOCK:
Jonathan Firestone, 56..................  Marketing consultant since 2000;            12/92
                                          President and Chief Executive Officer of
                                          BBDO Minneapolis and director of BBDO,
                                          North America (advertising agency)
                                          from 1988 to 1999; also a director and
                                          member of the Compensation Committee of
                                          Buy.Com Inc.
Joseph P. Misiewicz, 54.................  Chairperson, Telecommunications             12/92
                                          Department at Ball State University
                                          since 1998; Professor,
                                          Telecommunications Department from 1996
                                          to 1998 and Chairperson from 1990 to
                                          1996

DIRECTORS TO BE ELECTED BY HOLDERS OF COMMON STOCK:
Edward K. Christian, 56.................  President, Chief Executive Officer and      3/92
                                          Chairman of the Corporation and its
                                          predecessor since 1986

                                                PRINCIPAL OCCUPATION DURING           DIRECTOR
              NAME AND AGE                          THE PAST FIVE YEARS                SINCE
              ------------                      ---------------------------           --------
Donald Alt, 55..........................  Broadcasting investor; Chairman of          7/97
                                          Forever Broadcasting since 1996; Chief
                                          Financial Officer of Keymarket Radio
                                          Companies from 1984 to 1996
Gary Stevens, 61........................  Managing Director, Gary Stevens & Co.       7/95
                                          (media broker) since 1986
Kristin Allen, 41.......................  Managing Director, Credit Suisse First      7/97
                                          Boston Corporation since 1997 and Vice
                                          President 1995-1997
Robert J. Maccini, 42...................  President, Signal Ventures Associates,      3/01
                                          Inc. d/b/a Media Services Group, Inc.
                                          (media broker) since 1989

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has a Compensation Committee, currently comprised of Ms. Allen and Messrs. Alt (Chair), Firestone, Maccini, Misiewicz and Stevens, which is charged with the responsibility of reviewing certain of the Corporation's compensation programs and making recommendations to the Board of Directors with respect to compensation. The Compensation Committee met seven times during the Corporation's last fiscal year. The Compensation Committee also administers the Corporation's 1992 Stock Option Plan.

     The Board of Directors has a Finance and Audit Committee, currently comprised of Ms. Allen and Messrs. Alt (Chair), Firestone, Maccini, Misiewicz and Stevens, which is charged with the responsibility of reviewing the Corporation's internal auditing procedures and accounting controls and considers the selection and independence of the Corporation's outside auditors. The Finance and Audit Committee met four times during the Corporation's last fiscal year.

     The Board of Directors does not have a nominating committee as the Board as a whole considers the qualifications and recommends to the stockholders the election of directors of the Corporation. Stockholders may recommend nominees for election as directors by writing to the President of the Corporation.

     The Board of Directors held a total of six meetings during 2000. Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board and all committees on which he or she served.

                           COMPENSATION OF DIRECTORS

     Each director of the Corporation who is not an employee receives fees of $4,000 per year, plus $1,000 for each Board or committee meeting attended in person and $200 for each telephonic meeting attended. In addition, the Chairs of the Committees receive $2,000 per year. Under the Corporation's 1997 Non-Employee Directors Stock Option Plan, options are granted to the directors in lieu of these fees. On the last business day of January of each year each eligible director is automatically granted an option to purchase that number of shares of the Corporation's Class A Common Stock equal to the amount of the retainer divided by the fair market value of the Class A Common Stock on the last trading day of the December immediately preceding the date of grant less $.01 per share. The options are immediately vested and exercisable at an exercise price of $.01 per share and may be exercised for a period of 10 years from the date of grant. Directors may elect to receive life insurance premiums in lieu of their compensation. Mr. Firestone is the only director to make such election and, as a result, the Corporation paid life insurance premiums on his behalf in the amount of $16,992 in 2000. Directors who are employees receive no additional compensation for serving as directors or attending Board or Committee meetings.

                       FINANCE AND AUDIT COMMITTEE REPORT

     The Finance and Audit Committee operates under a charter that was last amended and restated on March 28, 2001, a copy of which is attached to this Proxy Statement as Exhibit A. As set forth in the charter, the role of the Committee is to assist the Board of Directors in its oversight of the Corporation's financial reporting process. In the Board of Director's judgment, all of the members of the Audit Committee are "independent" as required by the listing standards of the American Stock Exchange.

     The Corporation's management is responsible for the preparation, presentation and integrity of the Corporation's financial statements, the Corporation's accounting and financial reporting principles, and the Corporation's internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Corporation's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Committee's responsibility is generally to monitor and oversee these processes.

     In the performance of its oversight function, the Committee:

        - Reviewed and discussed the Corporation's audited financial statements for the year ended December 31, 2000 with the Corporation's management and its independent auditors;

        - Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect;

        - Received from the independent auditors written affirmation of their independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect.

     The members of the Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. As a result, the Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures. In addition, the Committee's considerations and discussions referred to above do not assure that the audit of the Corporation's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Corporation's auditors are in fact independent.

     Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in its charter, the Committee recommended to the Board that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

                          FINANCE AND AUDIT COMMITTEE
                                 Kristin Allen
                               Donald Alt (Chair)
                               Jonathan Firestone
                               Robert J. Maccini
                              Joseph P. Misiewicz
                                  Gary Stevens

                         COMPENSATION COMMITTEE REPORT

OVERVIEW

     The Compensation Committee of the Board of Directors (the "Committee") is comprised of six independent non-employee members of the Board of Directors. The responsibilities of the Committee include reviewing the Corporation's management compensation programs and making recommendations to the Board of Directors with respect to compensation.

     The Committee believes that in order to maximize shareholder value the Corporation must have a compensation program designed to attract and retain superior management at all levels in the organization. The objective of the management compensation program is to both reward short-term performance and motivate long-term performance in such a way that management's incentives are aligned with the interests of the stockholders. The Committee believes that management at all levels should have a meaningful equity participation in the ownership of the Corporation, although no specific target level of equity holdings has been established by the Committee.

EXECUTIVE COMPENSATION PROGRAM

     In order to meet these objectives, the Corporation's executive compensation program consists of three primary components: salary, bonuses, and stock options. The Committee has established guidelines for the annual cash compensation for the six senior executives named in the Summary Compensation Table and the station managers (the "executives"). Under these guidelines, the executives' aggregate budgeted cash compensation should not exceed a targeted percentage of budgeted operating profits (i.e., earnings before taxes, interest, depreciation, amortization and extraordinary items) before deduction of the executives' budgeted cash compensation. Salaries are established for each executive officer on the basis of the scope of responsibility and accountability within the Corporation, and take into account publicly available compensation levels for comparable positions in the entities which comprise the M Street Radio Stock Index used for the Performance Graph set forth on page 8 hereof (the "Peer Group"). The Committee attempts to set compensation at levels approximating the median compensation rates of comparable positions in the Peer Group. Bonuses for the executives are determined based on the Committee's judgment of the Corporation's operating profitability, growth in revenues and profits and overall financial condition, and the individual executive's contribution to these results.

     Grants of stock options are a major part of the Corporation's long-term incentive strategy. The Committee believes that options provide executives with an economic stake in the Corporation's future parallel to that of the stockholders. During 1999 and 2000 no stock options were granted to Messrs. Christian, Bush and Lada. However, the options granted to them in 1998 were based on a five year plan whereby the total number of options that would normally have been granted over the period 1998 to 2003 were granted in 1998. In addition to the historic five year vesting period that would have been normal for past grants, the options granted to Messrs. Christian, Bush and Lada in 1998 required that a target stock price representing minimally accepted annual stock price growth be obtained and maintained for a period of 40 consecutive days. It is believed that this structure will assure that these three members of the management team are directly tied to shareholders interests, mainly growing the stock price.

     On the basis of the factors described above and the Committee's subjective judgment of each officer's performance, none of which factors are given specific numerical weighting, the Committee set the salaries, bonuses and stock option grants of the executives, including the President and Chief Executive Officer. The compensation of the senior executives was determined based on the Company's overall performance. Comparison of the Company's stock performance to its Peer Group was not a significant consideration in the determination of bonus amounts and stock option awards since the Committee believes the Company's operating performance is not directly reflected in the Company's stock valuation, owing in part to its relatively small capitalization and consequent lack of broad-based institutional ownership. The Committee intends to reevaluate its compensation policies on an annual basis.

CEO COMPENSATION

     In 2000, the Corporation's most highly compensated executive officer was Edward K. Christian, President and Chief Executive Officer. No options were granted to Mr. Christian in 2000. His salary was increased by $13,387 or 3.5% effective January 1, 2001 to $395,859.

     In determining the 2000 bonus paid to Mr. Christian and the salary increase for 2001, the Committee took into account the Corporation's financial performance in 2000 and the criteria discussed above. During the year ended December 31, 2000, the Corporation's net revenue increased by 13.0% over the year ended December 31, 1999 to $101.7 million. Broadcast cash flow (defined as station operating income excluding depreciation, amortization and corporate general and administrative expenses) increased by 17.3% and net income for the year ended December 31, 2000 was $8.7 million compared to $8.6 million for the year ended December 31, 1999. After-tax cash flow (defined as net income plus depreciation, amortization [excluding film rights], other expense, and deferred taxes) increased by 22.3% over the year ended December 31, 1999. Set forth below is a chart summarizing the Corporation's operating results over the past three fiscal years.

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                                ----       ----       ----
                                                                      (IN THOUSANDS)
     Net Operating Revenue..................................  $101,746    $90,020    $75,871
     Broadcast Cash Flow....................................  $ 39,259    $33,468    $27,327
     Net Income.............................................  $  8,650    $ 8,552    $ 6,351
     After-tax Cash Flow....................................  $ 21,515    $17,585    $14,328

     Under Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder, deductions for employee remuneration in excess of $1 million that is not performance-based are disallowed for publicly-traded companies. In order to qualify some or all of the bonus portion of the Chief Executive Officer's compensation package as performance-based compensation within the meaning of Section 162(m), the Board adopted the Chief Executive Officer Annual Incentive Plan effective beginning in the year 2000. However, the Board, in its discretion, may also award bonuses to Mr. Christian which are not in accordance with this Plan. Any such discretionary bonuses may not qualify as performance based compensation within the meaning of Section 162(m) of the Internal Revenue Code. All of Mr. Christian's bonus under the Plan in 2000 qualified as performance-based compensation.

                             COMPENSATION COMMITTEE
                                 Kristin Allen
                               Donald Alt (Chair)
                               Jonathan Firestone
                               Robert J. Maccini
                              Joseph P. Misiewicz
                                  Gary Stevens

                            COMMON STOCK PERFORMANCE

     Set forth below is a line graph comparing the cumulative total stockholder return for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 of the Corporation's Class A Common Stock against the cumulative total return of the AMEX Market Value Index and the M Street Radio Stock Index. The graph and table assume that $100 was invested on December 31, 1995 in each of the Corporation's Class A Common Stock, the AMEX Market Value Index and the M Street Radio Stock Index and that all dividends were reinvested.

                                                                              AMEX STOCK MARKET (US       M STREET RADIO STOCK
                                                SAGA COMMUNICATIONS, INC.          COMPANIES)                     INDEX
                                                -------------------------     ---------------------       --------------------
12/31/95                                                 100.00                      100.00                      100.00
12/31/96                                                 150.00                      101.50                      121.00
12/31/97                                                 204.30                      127.30                      180.60
12/31/98                                                 246.40                      136.60                      183.90
12/31/99                                                 304.20                      179.30                      220.70
12/31/00                                                 223.50                      168.40                      173.10

     The comparisons in the above table are required by the SEC. This table is not intended to forecast or to be indicative of any future return on the Corporation's Class A Common Stock.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation for the years ended December 31, 2000, 1999 and 1998 of the Corporation's chief executive officer and the other most highly compensated executive officers whose salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                            ------------
                                                                               AWARDS
                                                                               ------
                                                                             SECURITIES
                                                            ANNUAL           UNDERLYING
                                                         COMPENSATION         OPTIONS/
                                                      -------------------       SARS          ALL OTHER
         NAME AND PRINCIPAL POSITION           YEAR    SALARY     BONUS     (SHARES)(1)    COMPENSATION(2)
         ---------------------------           ----    ------     -----     -----------    ---------------
Edward K. Christian..........................  2000   $382,472   $756,502(3)        --         $3,221
  President, Chief Executive Officer           1999   $371,332   $681,502(3)        --         $3,154
                                               1998   $360,516   $606,502(3)   313,706         $2,878

Steven J. Goldstein..........................  2000   $297,044   $ 75,000      29,968          $2,184
  Executive Vice President and Group           1999   $288,393   $ 75,000      40,366          $2,289
  Program Director                             1998   $279,996   $ 70,000      31,992          $2,048

Warren S. Lada...............................  2000   $190,181   $ 25,000          --          $1,212
  Senior Vice President-Operations             1999   $184,608   $ 25,000          --          $  997

Samuel D. Bush...............................  2000   $183,750   $ 25,000          --          $1,104
  Vice President, Chief                        1999   $177,693   $ 25,000          --          $  949
  Financial Officer                            1998   $176,057   $ 17,500     110,066          $  854

Marcia K. Lobaito............................  2000   $ 98,000   $ 15,000      13,183          $  567
  Vice President, Corporate                    1999   $ 93,000   $ 15,000      17,356          $  527
  Secretary, Director of
  Business Affairs
Catherine A. Bobinski........................  2000   $ 98,000   $ 15,000      13,183          $  501
  Vice President, Controller,                  1999   $ 93,000   $ 15,000      17,356          $  481
  Chief Accounting Officer                     1998   $ 90,000   $ 12,500      13,711          $  495


---------------
(1) Restated to reflect five-for-four stock splits effective May 29, 1998 and December 15, 1999.

(2) Consists of life insurance premiums or payments in lieu thereof in 2000, 1999 and 1998.

(3) Includes bonus of $331,502 to forgive 20% of a loan from the Corporation and federal and state income tax liabilities related to such loan. See "Employment Contracts" below and "Certain Transactions."

     The following table sets forth certain information relating to option grants pursuant to the Corporation's 1992 Stock Option Plan (the "Option Plan") in the year ended December 31, 2000 to the individuals named in the Summary Compensation Table above.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                              POTENTIAL
                                                           INDIVIDUAL GRANTS                                  REALIZABLE
                                   ------------------------------------------------------------------      VALUE AT ASSUMED
                                                       % OF                                                ANNUAL RATES OF
                                     NUMBER OF        TOTAL                                                  STOCK PRICE
                                    SECURITIES     OPTIONS/SARS   EXERCISE                                 APPRECIATION FOR
                                    UNDERLYING      GRANTED TO       OR        GRANT-                           OPTION
                                     OPTIONS/       EMPLOYEES       BASE     DATE MARKET                      TERM(3)(4)
                                       SARS         IN FISCAL      PRICE        PRICE      EXPIRATION   ----------------------
              NAME                  GRANTED(1)         YEAR        ($/SH)     PER SHARE       DATE         5%          10%
              ----                  ----------     ------------   --------   -----------   ----------      --          ---
Edward K. Christian..............          --            --            --          --            --           --            --
Steven J. Goldstein..............      29,968            16%       $21.00      $21.00        6/1/10     $395,781    $1,002,987
Warren S. Lada...................          --            --            --          --            --           --            --
Samuel D. Bush...................          --            --            --          --            --           --            --
Marcia K. Lobaito................      13,183             7%       $21.00      $21.00        6/1/10     $174,105    $  441,216
Catherine A. Bobinski............      13,183             7%       $21.00      $21.00        6/1/10     $174,105    $  441,216

---------------

(1) None of the options granted were options with tandem SARs and no free-standing SARs were granted.

(2) Granted to the named executive officers on June 1, 2000 pursuant to the Option Plan. The options become exercisable in 20% increments on March 1, 2001, 2002, 2003, 2004 and 2005, respectively. If a Change of Control (as defined in the Option Plan) occurs, these options would become immediately exercisable.

(3) Potential Realizable Value is based on the assumed growth rates for the ten-year option term. 5% annual growth results in a stock price per share of $34.21 and 10% results in a stock price per share of $54.47.

(4) The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the amounts reflected in this table.

     The following table sets forth certain information with respect to unexercised options to purchase the Corporation's Common Stock granted under the Option Plan to the individuals named in the Summary Compensation Table above. No options were exercised during the year ended December 31, 2000 by the individuals named in the Summary Compensation Table.

                            FY-END OPTION/SAR VALUES

                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                    OPTIONS/SARS AT            IN-THE-MONEY OPTIONS/
                                                                       FY-END(1)                 SARS AT FY-END(2)
                                                              ---------------------------   ---------------------------
                            NAME                              EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                            ----                              -----------   -------------   -----------   -------------
Edward K. Christian.........................................      7,959        320,346       $ 76,038       $566,493
Steven J. Goldstein.........................................    102,543         85,362       $924,891       $ 55,559
Warren S. Lada..............................................     47,331        117,128       $524,419       $198,494
Samuel D. Bush..............................................      3,750        112,566       $ 20,981       $198,348
Marcia K. Lobaito...........................................     17,370         35,802       $ 95,890       $ 17,005
Catherine A. Bobinski.......................................     17,370         35,802       $ 95,890       $ 17,005

---------------
(1) Reflects five-for-four stock splits effective July 31, 1995, April 30, 1996, April 1, 1997, May 29, 1998 and December 15, 1999.

(2) Based on the closing price on the American Stock Exchange of the Corporation's Class A Common Stock on December 31, 2000 ($14.875).

EMPLOYMENT CONTRACTS

     Mr. Christian has an employment agreement with the Corporation which expires in 2002. The agreement provides for certain compensation, death, disability and termination benefits, as well as the use of an automobile. The 2000 base annual salary under the agreement was $382,472, subject to annual cost of living adjustments. The Board of Directors has increased Mr. Christian's salary under the agreement to $395,859 effective January 1, 2001. The agreement also provides that he is eligible for annual bonuses and stock options to be awarded at the discretion of the Board of Directors. The agreement provides that Mr. Christian's aggregate compensation in any year may not be less than his average aggregate annual compensation for 1994, 1995 and 1996 unless his or the Corporation's performance shall have declined substantially. The agreement may be terminated by either party in the event of Mr. Christian's disability for a continuous period of six months or an aggregate period of nine months within any 18 month period. In addition, the Corporation may terminate the agreement for cause and Mr. Christian may terminate the agreement at any time after the sale of all or substantially all of the Corporation's assets or the merger of the Corporation if the Corporation is not the surviving entity.

     The employment agreement provides that upon the sale or transfer of control of the Corporation, Mr. Christian's employment will be terminated and he will be paid an amount equal to five times the average of his total compensation for the preceding three years plus an additional amount as is necessary for applicable income taxes related to the payment.

     The employment agreement was amended effective December 8, 1998 to provide that the unpaid balance of his note to the Corporation in the amount of $690,700 (see "Certain Transactions -- Loan to Principal Stockholder") will be ratably forgiven 20% per year in each of the years 1998, 1999, 2000, 2001 and 2002.

     The employment agreement was further amended in February 2000 to provide that Mr. Christian's bonuses would be paid in accordance with the Chief Executive Officer Annual Incentive Plan. However, the Board, in its discretion, may also award bonuses to Mr. Christian which are not in accordance with this Plan. Any such discretionary bonuses may not qualify as performance based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

     The employment agreement also contains a covenant not to compete restricting Mr. Christian from competing with the Corporation in any of its markets during the term of the agreement and for a three year period thereafter.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE; OTHER INFORMATION

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors, and persons who own more than 10% of a registered class of the Corporation's equity securities ("insiders"), to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Corporation, the Corporation believes that during 2000 all
Section 16(a) filing requirements applicable to its insiders were complied with, except that Steven J. Goldstein inadvertently failed to file on a timely basis one Section 16(a) form relating to one transaction.

                              CERTAIN TRANSACTIONS

LOAN TO PRINCIPAL STOCKHOLDER

     In 1990, Boston Ventures Limited Partnership made a loan to Mr. Christian in the amount of $690,700 to finance his capital contribution to Saga Communications Limited Partnership. Pursuant to the reorganization of the Corporation in December 1992, the original note evidencing such loan was cancelled and a new note in such amount was issued to the Corporation by Mr. Christian. The loan from the Corporation bears interest at a rate per annum equal to the lowest rate necessary to avoid the imputation of income for federal income tax purposes. Although the loan had been secured by the Class B Common Stock owned by Mr. Christian, in December 1998 the Board of Directors authorized the termination of the pledge agreement. As described above, the loan is being ratably forgiven 20% per year in each of the years 1998, 1999, 2000, 2001 and 2002. See "Compensation of Directors and
Officers -- Employment Contracts."

     In May 1999 the Corporation lent $125,000 to Mr. Christian. The loan bears interest at 7% per annum. Principal and interest on the loan is payable in two equal installments on May 5, 2000 and 2001. Mr. Christian loaned the proceeds of his loan to Surtsey Productions, Inc., a company owned by his daughter, to finance the purchase of the assets of television station KVCT, Victoria, Texas. Under the ownership rules of the Federal Communications Commission the Corporation is prohibited from owning this station. Surtsey Productions, Inc. has leased KVCT to the Corporation exclusively for sales and programming. Under the 18 year lease agreement, the Corporation makes lease payments of $2,000 per month.

ACQUISITION OF STATION FROM AFFILIATE OF DIRECTOR

     In February 2001 the Corporation acquired an FM radio station (WVVR-FM) for approximately $7,000,000, including approximately $1,000,000 of the Corporation's Class A Common Stock. The radio station was owned by a company in which Donald Alt, a director of the Corporation, had a 35% beneficial ownership interest. The purchase price was determined on an arm's length basis. The Corporation also obtained an opinion from an independent appraiser that the purchase price was fair from a financial point of view.

                     RATIFICATION OF SELECTION OF AUDITORS

     The selection, by a majority of the members of the Board who are not officers or employees of the Corporation, of Ernst & Young LLP as independent auditors to audit the books and accounts of the Corporation for the fiscal year ending December 31, 2001 shall be submitted to the Annual Meeting for ratification. Such ratification requires the affirmative vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting when a quorum is present. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders.

     The firm of Ernst & Young LLP has advised the Corporation that neither it nor any of its members has any direct financial interest in the Corporation as a promoter, underwriter, voting trustee, director, officer or employee.

     The Board recommends a vote FOR ratification of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2001.

AUDIT FEES

     The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Corporation's consolidated financial statements for the year ended December 31, 2000 and the reviews of the Corporation's financial statements included in its Forms 10-Q filed during 2000 were $178,100.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     No fees were billed by Ernst & Young LLP in 2000 for information technology consulting services relating to financial information systems design and implementation.

ALL OTHER FEES

     The aggregate fees billed by Ernst & Young LLP for services rendered to the Corporation, other than the audit fees discussed above, for the year ended December 31, 2000 were $100,510. These fees related primarily to tax services and employee benefit plan audits.

                                 OTHER MATTERS

     Management does not know of any matters which will be brought before the Annual Meeting other than those specified in the notice thereof. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the form of proxy, or their substitutes acting thereunder, will vote thereon in accordance with their best judgment.

                              FINANCIAL STATEMENTS

     The financial statements of the Corporation are contained in the 2000 Annual Report to Stockholders, which has been provided to the stockholders concurrently herewith. Such report and the financial statements contained therein are not to be considered as a part of this soliciting material.

                 STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     Under the regulations of the SEC, a record or beneficial owner of shares of the Corporation's Common Stock may submit proposals on proper subjects for action at the 2002 Annual Meeting of Stockholders of the Corporation. All such proposals must be mailed to the Corporation at 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236 and must be received at that address on or before December 18, 2001, in order to be included in the Corporation's proxy statement relating to the 2002 Annual Meeting. All such proposals which are not to be included in the Corporation's proxy statement relating to the 2002 Annual Meeting must be received at the above address on or before March 2, 2002.

                       EXPENSE OF SOLICITATION OF PROXIES

     All the expenses of preparing, assembling, printing and mailing the material used in the solicitation of proxies by the Board will be paid by the Corporation. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Corporation may solicit proxies on behalf of the Board by telephone, telegram or personal interview, the expenses of which will be borne by the Corporation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at the expense of the Corporation.

                                          By order of the Board of Directors,

                                          MARCIA LOBAITO
                                          Secretary
Grosse Pointe Farms, Michigan
April 16, 2001

                                                                       EXHIBIT A

                           SAGA COMMUNICATIONS, INC.

                              AMENDED AND RESTATED
                            AUDIT COMMITTEE CHARTER

PURPOSE

     The primary purpose of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including the oversight of (i) the Company's accounting and financial reporting principles and procedures, (ii) the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, (iii) the Company's systems of internal auditing and financial controls, (iv) the annual independent audit of the Company's financial statements, (v) the Company's legal compliance and ethics programs as may be established from time to time by management and the Board, (vi) the selection, evaluation and, where appropriate, replacing of the outside auditors (or nominating the outside auditors to be proposed for stockholder approval in any proxy statement), and (vii) the evaluation of the independence of the outside auditors.

     In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and to retain outside counsel, auditors or other experts to advise the Committee. The Board and the Committee are in place to represent the Company's stockholders. Accordingly, the outside auditors are ultimately accountable to the Board and the Committee.

     The Committee shall review the adequacy of this Charter on an annual basis and recommend any proposed changes to the Board.

MEMBERSHIP

     The Committee shall be comprised of not fewer than three members of the Board, and the Committee's composition shall satisfy the requirements of the American Stock Exchange LLC. Accordingly, all of the members shall be directors:

        - who are not officers of the Company and who have no relationship to the Company that may interfere with the exercise of their independent judgment; and

        - who are financially literate or who shall become financially literate within a reasonable period of time after appointment to the Committee.

In addition, at least one member of the Committee shall have accounting or related financial management expertise.

KEY RESPONSIBILITIES

     The Committee's role is one of oversight. The Company's management is responsible for the preparation, presentation and integrity of the Company's financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out a proper audit of the Company's annual financial statements, reviews of the Company's quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q, and other procedures. The Committee recognizes that financial management, including any internal audit staff, as well as the outside auditors, have more time, more knowledge and more detailed information regarding the Company than do Committee members. Furthermore, it is recognized that the members of the Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing, including in respect of auditor independence. Consequently, in carrying out its oversight responsibilities, the Committee shall not be deemed to provide any expert or special assurance as to the Company's financial statements or any professional certification as to the outside auditors' work.

     The outside auditors for the Company are ultimately accountable to the Board of Directors (as assisted by the Committee). The Board of Directors, with the assistance of the Committee, has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors (or to nominate the outside auditors to be proposed for stockholder approval in the proxy statement).

     The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide, with the understanding that the Committee may diverge from this guide as it deems appropriate given the circumstances.

        - The Committee shall review with management and the outside auditors the audited financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Stockholders if distributed prior to the filing of the Form 10-K) and shall review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards No. 61 ("SAS No. 61").

        - As a whole or through the Committee chair, the Committee shall review with the outside auditors the Company's interim financial results to be included in the Company's Quarterly Reports on Form 10-Q and the matters required to be discussed by SAS No. 61. This review shall occur prior to the Company's release of quarterly financial information and filing of the Form 10-Q.

        - The Committee shall discuss with management and the outside auditors the quality and adequacy of the Company's internal controls.

        -  The Committee shall:

           - request from the outside auditors annually a formal written statement delineating all relationships between the auditors and the Company consistent with Independence Stand-ards Board Standard No. 1;

           - discuss with the outside auditors any such disclosed relationship and their impact on the outside auditors' objectivity and independence;

           - request from the outside auditors annually a formal written statement of the fees billed for each of the following categories of services rendered by the outsider auditors: (i) the audit of the Company's annual financial statements for the most recent fiscal year and the reviews of the financial statements included in the Company's quarterly reports on Form 10-Q for that fiscal year; (ii) information technology consulting services for the most recent fiscal year, in the aggregate and by each service (and separately identifying fees for such services relating to financial information systems design and implementation); and
              (iii) all other services rendered by the outside auditors for the most recent fiscal year, in the aggregate and by each service;

           -  if applicable, consider whether the outside auditors' provision of
              (a) information technology consulting services relating to financial information systems design and implementation and (ii) other non-audit services to the Company is compatible with maintaining the inde-pendence of the outside auditors; and

           - recommend that the Board take appropriate action to oversee the independence of the independent auditors.

        - The outside auditors are accountable to the Board and the Committee, as representatives of the Company's stockholders. The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to select (or nominate for stockholder approval), evaluate and, where appropriate, replace the outside auditors.

Adopted by the Board of Directors on March 28, 2001.

                                                                      1161-PS-01

                                                             THIS IS YOUR PROXY.
                                                         YOUR VOTE IS IMPORTANT.
[SAGA COMMUNICATIONS, INC. LOGO]


Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by returning your proxy in the enclosed envelope.

                         COMPANY'S RECENT DEVELOPMENTS

On February 27, 2001, the Company reported a 13% increase in net revenue and a 17.3% increase in broadcast cash flow for the year ended December 31, 2000.

On January 24, 2001, the Company announced that it had entered into Letters of Intent to acquire KMIT-FM and KGGK-FM, Mitchell, SD and WHAI-AM/FM, Greenfield, MA.

                                  DETACH HERE


[x] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU INSTRUCT THE PROXIES TO VOTE FOR ALL PROPOSALS.

1. ELECTION OF DIRECTORS:

   NOMINEES:  (01) Jonathan Firestone, (02) Joseph P. Misiewicz,
              (03) Edward K. Christian, (04) Kristin M. Allen,
              (05) Donald J. Alt, (06) Gary Stevens, and (07) Robert J. Maccini

         FOR  [ ]                [ ]  WITHHELD
         ALL                          FROM ALL
      NOMINEES                        NOMINEES

[ ] _____________________________________________________
    INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name above.


                                             FOR    AGAINST   ABSTAIN
2. To ratify the selection of Ernst &        [ ]      [ ]       [ ]
   Young LLP as independent auditors
   of the Corporation for the fiscal year
   ending December 31, 2001.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [ ]

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.

Please sign exactly as name appears hereon. When shares are held in more than one name, including joint tenants, each party should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:________________ Date: ______ Signature: ________________ Date: ______

                                  DETACH HERE

                                     PROXY

                           SAGA COMMUNICATIONS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Edward K. Christian, Samuel D. Bush and Marcia K. Lobalto, or any one or more of them, attorneys with full power of substitution to each for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the Class A Common Stock, $.01 par value, of the undersigned in Saga Communications, Inc. at the Annual Meeting of its Stockholders to be held May 14, 2001 or any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.



-------------                                                    --------------
 SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
    SIDE                                                              SIDE
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